UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 17, 2005

Penn Engineering & Manufacturing Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-5156	23-0951065
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5190 Old Easton Road, P.O. Box 1000 Danboro, Pennsylvania	18916
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 766-8853

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

On January 17, 2005, Penn Engineering & Manufacturing Corp. (the “Company”), a Delaware corporation, and PEM Holding Co. (“Parent”), a Delaware corporation and an affiliate of Tinicum Capital Partners II, L.P., a New York-based private investment partnership, entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Parent and PN Merger Sub, Inc. (“Merger Sub”), a Delaware corporation. Concurrently, Parent and certain stockholders of the Company, including Kenneth A. Swanstrom, Chairman and Chief Executive Officer of the Company, Daryl L. Swanstrom, a director of the Company, and certain trusts for the benefit of the Swanstrom family, who are the beneficial owners of approximately 53% of the Company’s Class A Common Stock (the “Stockholders”), entered into an Option and Voting Agreement (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, the Stockholders agreed, among other things, to vote certain of their shares of the Company’s Class A Common Stock in favor of the Merger Agreement and the Merger, as defined below. In addition, the Company and seven of the Company’s executive officers entered into separate Change of Control Agreements (the “Change in Control Agreements”).

The Merger Agreement

The Merger Agreement provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger.

At the effective time of the Merger, each share of the Company’s Class A Common Stock and Common Stock (“Company Common Stock”), other than shares of Company Common Stock as to which dissenters’ appraisal rights have been perfected under Delaware law and shares of Company Common Stock held by the Company or any of its subsidiaries or by Parent or any of its subsidiaries, will be cancelled and be automatically converted into and thereafter only represent the right to receive cash, without any interest, in the amount of $18.25 (the “Merger Consideration”). Options to purchase Company Common Stock that are outstanding and unexercised at the effective time of the Merger will be cancelled and be converted automatically into the right to receive from the surviving corporation a cash payment for each share of Company Common Stock subject to the stock option in an amount equal to the Merger Consideration less the per share exercise price of the stock option and all applicable federal and state tax withholding obligations of the optionee.

The Merger is subject to approval by the holders of a majority of the Company’s outstanding Class A Common Stock. In addition, the Merger is subject to the notification and waiting-period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as other customary closing conditions. Parent’s obligation to consummate the Merger is also subject to receipt of proceeds from its lenders under financing commitments that have been obtained by Parent.

The Company and Parent have made customary representations, warranties and covenants in the Merger Agreement, including the Company’s making covenants not to solicit alternative transactions or, subject to certain exceptions, to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction.

The Merger Agreement contains certain termination rights for both the Company and Parent, and further provides that, upon termination of the Merger Agreement under certain circumstances, the Company may be obligated to pay Parent a termination fee of $10.0 million plus certain expenses not exceeding $5.0 million.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

The Voting Agreement

The Voting Agreement provides that, during the period from the execution of the Voting Agreement to the earlier of the date on which the Merger Agreement is terminated in accordance with its terms or the effective date of the Merger (the “Proxy Term”), each Stockholder agrees that, at any annual, special or other meeting of stockholders of the Company, the Stockholder will:

•	appear in person or by proxy or otherwise cause the Stockholder’s shares of Class A Common Stock to be counted as present for purposes of calculating a quorum at such meeting; and

•	vote or cause to be voted 92% of his, her or its shares of Class A Common Stock, which represents in the aggregate approximately 49% of the outstanding Class A Common Stock, in favor of the approval and adoption of the Merger Agreement and the Merger.

The Voting Agreement also provides that neither Parent nor any of its affiliates will purchase or otherwise acquire during the Proxy Term any interest, including any voting or dispositive rights, in any additional shares of Class A Common Stock or take any other action that would result in the automatic conversion of the Company’s Common Stock into shares of Class A Common Stock. The Voting Agreement also restricts the ability of the Stockholders to transfer or dispose of or agree to transfer or dispose of shares of Company Common Stock.

Each Stockholder has also granted to Parent an irrevocable option to purchase from such Stockholder certain shares of Company Common Stock at a purchase price per share equal to $18.25 if Parent and the Company agree to make adjustments to the terms and conditions of the Merger Agreement so that a third party acquisition proposal no longer constitutes a Superior Proposal to the Merger, as such term is defined in the Merger Agreement.

In addition, if within 12 months following the termination of the Merger Agreement for reasons that would trigger the payment of a termination fee by the Company the Stockholders sell their shares of Company Common Stock to a third party in connection with a transaction whereby the third party is acquiring more than 50% of the voting power of the Class A Common Stock or a majority of the equity interest in the Company, then the Stockholders must pay to Parent 25% of the amount, if any, by which the per share consideration received exceeds $18.25.

A copy of the Voting Agreement is attached hereto as Exhibit 2.2 and is incorporated herein by reference. The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement.

Change in Control Agreements

In connection with the execution of the Merger Agreement, on January 17, 2005, the Company entered into a Change of Control Agreement with seven of its executive officers.

Each Change of Control Agreement provides that, upon a change of control of the Company, which, as defined in each Change of Control Agreement, includes a transaction such as the Merger, the executive officer is entitled to receive a lump-sum payment equal to a specified payment (the “Payment”) and benefits from the Company on the date that the change of control is consummated, provided that the executive officer has executed and not revoked a general release in favor of the Company. Under the Change of Control Agreements, each executive officer has agreed not to compete with the Company for a period of twelve months after the occurrence of a change of control or the termination of the executive officer’s employment, whichever is longer. Under the Change of Control Agreements, for a period of twelve months after the occurrence of a change of control or termination of the executive officer’s employment, whichever is longer, each executive officer has also agreed not to solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time while the executive officer was employed by the Company.

The following table lists the Payments that each executive officer is entitled to receive in accordance with the terms of his respective Change of Control Agreement:

Name	Position	Payment
Martin Bidart	President and Chief Operating Officer	$1,066,050
Mark Simon	Executive Vice President, Chief Financial Officer and Secretary	757,050
William Sarnese	Controller and Assistant Secretary	297,440
Richard Davies	Treasurer and Assistant Secretary	297,440
Frank Wilson	President, Fastening Technologies	462,470
Alan Kay	President, Arconix Group	324,360
Ronald Bean	Vice President, General Manager, Motion Technologies	300,398

Total		$3,505,208

A copy of the form of Change of Control Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Change of Control Agreement is qualified in its entirety by reference to the full text of the Change of Control Agreement.

Additional Information about the Merger and Where to Find It

The Company will file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with a special meeting of stockholders to be held to approve and adopt the Merger Agreement and approve the Merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PARENT, THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company or Parent through the website maintained by the SEC at www.sec.gov.

In addition, investors and stockholders will be able to obtain free copies of the proxy statement relating to the special meeting and the Merger from the Company by contacting the Company, 5190 Old Easton Road, P.O. Box 1000 Danboro, Pennsylvania, Attention: Investor Relations.

The Company and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement.

Information regarding the Company’s directors and officers and their ownership of Company Common Stock is contained in the proxy statement for the Company’s 2004 annual meeting of stockholders, which was filed with the SEC on March 29, 2004. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed Merger, will be set forth in the proxy statement when it is filed with the SEC.

Safe Harbor Statement

In addition to statements of historical facts or statements of current conditions, the Company has made forward-looking statements in this Form 8-K Report within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements include, without limitation, statements regarding the Merger Agreement and the expected timetable for completing the Merger. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that, prior to the closing of the Merger, the Company’s business could suffer due to market uncertainty relating to the Merger and that the closing of the Merger may not occur or be delayed. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the Company’s periodic filings with the SEC, including the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004. These documents are available through the SEC’s website at www.sec.gov. The Company undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of Form 8-K Report. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

Item 8.01 Other Events.

On January 17, 2005, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this Form 8-K Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of January 17, 2005 among PEM Holding Co., PN Merger Sub, Inc. and Penn Engineering & Manufacturing Corp.

2.2	Voting Agreement by and among PEM Holding Co. and the persons listed on Schedule I thereto, dated as of January 17, 2005

10.1	Form of Change of Control Agreement between Penn Engineering & Manufacturing Corp. and the executive officers listed in Item 1.01 of this Form 8-K Report

99.1	Press Release of Penn Engineering & Manufacturing Corp. dated January 17, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN ENGINEERING & MANUFACTURING CORP.

By:	/s/ Kenneth A. Swanstrom
Kenneth A. Swanstrom,
Chairman and Chief Executive Officer

Date: January 17, 2005

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of January 17, 2005 among PEM Holding Co., PN Merger Sub, Inc. and Penn Engineering & Manufacturing Corp.

2.2	Voting Agreement by and among PEM Holding Co. and the persons listed on Schedule I thereto, dated as of January 17, 2005

10.1	Form of Change of Control Agreement between Penn Engineering & Manufacturing Corp. and the executive officers listed in Item 1.01 of this Form 8-K Report

99.1	Press Release of Penn Engineering & Manufacturing Corp. dated January 17, 2005